Exhibit 5.1

CURRICULM VITAE
JOSE ANTONIO CAPOTE

EXPERIENCE

Mr. Capote, a Graduate of Columbia University in the City of New York, brings thirty years of experience in project engineering, project development, and business development within the environmental management, waste to energy, renewable/alternative energy, nuclear energy, and industrial/infrastructure markets. Mr. Capote also brings significant experience in the areas of hazardous and nuclear contaminated facility cleanups and decommissioning, including the environmental cleanup activities within the US Department of Energy Environmental Management (EM) program. Mr. Capote has also worked on US Government (US AID and US DOD/DOE) programs for the implementation of safety upgrades to Soviet-built nuclear power plants (e.g. VVER and "Chernobyl" types). Mr. Capote brings experience in the energy industry, having worked on several projects involving nuclear energy (including PWR’s, BWR’s and Breeder Reactors – in the USA and Japan), conventionally fueled power plants as well as waste-to-energy plants in the USA, Central America and Asia.